Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-284538

GS Finance Corp. $220,000,000 Fixed Rate Equity-Linked Notes due 2028 guaranteed by The Goldman Sachs Group, Inc.

The notes will pay interest at a rate of 1.00% per annum on each interest payment date (the 25th day of each March and September, commencing in March 2026 and ending on the stated maturity date (September 25, 2028)).

At maturity, in addition to any accrued and unpaid interest, for each $1,000 face amount of your notes you will receive an amount in cash equal to the arithmetic average of, for each valuation date, the greater of (i) the exchange value of the common stock of CVS Health Corporation on such valuation date and (ii) $1,000.

The valuation dates are September 12, 2028, September 13, 2028, September 14, 2028, September 15, 2028 and September 18, 2028.

The exchange value of the index stock will be calculated on each valuation date and in each case will equal the product of the volume-weighted average price (VWAP) of one share of the index stock for such valuation date times the exchange rate, subject to any adjustments as described elsewhere in this prospectus supplement. The exchange rate is the quotient, rounded to the nearest ten-thousandth, of (i) 1,000 divided by (ii) the product of (a) 1.0615 times (b) the initial index stock price.

The initial index stock price will equal the sum of, for each initial observation date, the product of (i) the initial observation weight for such initial observation date times (ii) the VWAP of one share of the index stock on such initial observation date. The initial observation dates are September 18, 2025, September 19, 2025 and September 22, 2025. The applicable initial observation weight for each initial observation date is specified on page S-4 of this prospectus supplement.

You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page S-10.

The estimated value of your notes at the time the terms of your notes are set on the trade date is equal to approximately $1,076.5 per $1,000 face amount, which is less than the original issue price. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your notes, if it makes a market in the notes, see the following page.

Original issue date:	September 25, 2025	Original issue price:	110% of the face amount
Underwriting discount:	0% of the face amount	Net proceeds to the issuer:	110% of the face amount

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

Prospectus Supplement No. 20,040 dated September 18, 2025.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this prospectus supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

GS Finance Corp. may use this prospectus in the initial sale of the notes. In addition, Goldman Sachs & Co. LLC, or any other affiliate of GS Finance Corp., may use this prospectus in a market-making transaction in a note after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $1,076.5 per $1,000 face amount, which is less than the original issue price. If the initial index stock price is greater than the VWAP of one share of the index stock on the trade date, the estimated value of your notes may be significantly less than the estimated value determined on the trade date. The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing, plus an additional amount (initially equal to $23.5 per $1,000 face amount).

Prior to December 18, 2025, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through December 17, 2025). On and after December 18, 2025, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

About Your Prospectus

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp., and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this prospectus supplement and the accompanying documents listed below. This prospectus supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

•
Prospectus supplement dated February 14, 2025
•
Prospectus dated February 14, 2025

The information in this prospectus supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

SUMMARY INFORMATION

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described below and under “Specific Terms of Your Notes” on page S-21. Please note that in this prospectus supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated February 14, 2025, and references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated February 14, 2025, for Medium-Term Notes, Series F, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc. References to the “indenture” in this prospectus supplement mean the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

Issuer: GS Finance Corp.

Guarantor: The Goldman Sachs Group, Inc.

Index stock: the common stock of CVS Health Corporation (Bloomberg ticker “CVS UN”)

Index stock issuer: CVS Health Corporation

Specified currency: U.S. dollars (“$”)

Face amount: each note will have a face amount equal to $1,000; $220,000,000 in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this prospectus supplement

Denominations: $1,000 and integral multiples of $1,000 in excess thereof

Purchase at amount other than face amount: the amount we will pay you on the stated maturity date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to face amount and hold them to the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount. See “Additional Risk Factors Specific to Your Notes — If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount” on page S-13 of this prospectus supplement

Supplemental discussion of U.S. federal income tax consequences: The notes will be treated as debt instruments subject to the special rules governing contingent payment debt instruments for U.S. federal income tax purposes. Under this treatment, it is the opinion of Sidley Austin llp that if you are a U.S. individual or taxable entity, you generally should be required to pay taxes on ordinary income from the notes over their term based on the comparable yield for the notes in excess of the interest payments. In addition, any gain you may recognize on the sale, exchange or maturity of the notes will be taxed as ordinary interest income. Please see “Supplemental Discussion of U.S. Federal Income Tax Consequences” below for a more detailed discussion.

Cash settlement amount (on the stated maturity date): for each $1,000 face amount of your notes, in addition to any accrued and unpaid interest, we will pay you on the stated maturity date an amount in cash equal to the arithmetic average of, for each valuation date, the greater of (i) the exchange value on such valuation date and (ii) $1,000

Interest rate: 1.00% per annum

Interest payment dates: the 25th day of each March and September, commencing in March 2026 and ending on the stated maturity date, subject to adjustment as described under “Specific Terms of Your Notes — Interest Payments” on page S-21

Interest periods: semi-annually; each period from and including an interest payment date (or the original issue date, in the case of the first interest period) to but excluding the next interest payment date (or, in the case of the final interest period, the stated maturity date)

Exchange value: with respect to a valuation date, the product of the VWAP of one share of the index stock for such valuation date times the exchange rate, subject to adjustment as provided under “Specific Terms of Your Notes — Anti-dilution Adjustments” on page S-23

Exchange rate: the quotient, rounded to the nearest ten-thousandth, of (i) 1,000 divided by (ii) the threshold price, subject to adjustment as provided under “Specific Terms of Your Notes — Anti-dilution Adjustments” on page S-23

Initial index stock price: the sum of, for each initial observation date, the product of (i) the initial observation weight for such initial observation date times (ii) the VWAP of one share of the index stock on such initial observation date

Initial observation dates: the dates set forth in the table below, unless the calculation agent determines that a market disruption event occurs or is continuing on any day that would otherwise be an initial observation date or such day is not a trading day. In that event, such initial observation date and each succeeding initial observation date, if any, will be postponed to the next trading day on which the calculation agent determines that no market disruption event occurs or is continuing. However, in no event will any initial observation date be postponed by more than five scheduled trading days from the originally scheduled final initial observation date. If a market disruption event occurs or is continuing on the day that is the last possible initial observation date or such last possible day is not a trading day, that day will nevertheless be the final initial observation date. In such cases, more than one initial observation date may occur simultaneously on such last possible day.

Initial Observation Dates	Initial Observation Weight
September 18, 2025	25%
September 19, 2025	37.5%
September 22, 2025	37.5%

Initial observation weight: with respect to any initial observation date, the applicable initial observation weight specified in the table set forth under “Initial observation dates” above

Threshold price: the product of (a) 1.0615 times (b) the initial index stock price

Volume-weighted average price (VWAP): on any trading day, the per share volume-weighted average price of the index stock (or such other security) as displayed under the heading “Bloomberg VWAP” on Bloomberg page CVS US <Equity> AQR (or its equivalent successor if such page is not available, or the Bloomberg page for any other such security) calculated on the basis of trades executed on the composite exchanges in respect of the period from the scheduled open of trading until the scheduled close of trading of the regular trading session (including any extensions thereof) of the primary exchange on such trading day, except in the case of the trade date where it is calculated on the basis of trades executed on the composite exchanges in respect of the period from 2:00 PM New York Time until the scheduled close of trading of the regular trading session (including any extensions thereof) of the primary exchange on such trading day, without regard to after-hours trading or any trading outside the regular trading session, or, if such volume-weighted average price is unavailable, the market value of one share of the index stock (or such other security) on such trading day as determined by the calculation agent in good faith in a commercially reasonable manner, using a volume-weighted average price method, if practicable.

Composite exchanges: all U.S. exchanges on which the index stock trades

Trade date: September 18, 2025

Original issue date (settlement date): September 25, 2025

Valuation dates: September 12, 2028, September 13, 2028, September 14, 2028, September 15, 2028 and

September 18, 2028, subject to adjustment as described under “Specific Terms of Your Notes — Valuation Dates” on page S-23

Determination date: the last valuation date, September 18, 2028, subject to adjustment as described under “Specific Terms of Your Notes — Determination Date” on page S-23

Stated maturity date: September 25, 2028, subject to adjustment as described under “Specific Terms of Your Notes — Stated Maturity Date” on page S-23

Closing price: as described under “Specific Terms of Your Notes — Special Calculation Provisions — Closing Price” on page S-31

Regular cash dividends: in addition to the other anti-dilution adjustments to the exchange rate described under “Specific Terms of Your Notes — Anti-dilution Adjustments” on page S-22, we will adjust the exchange rate for increased and decreased regular cash dividends relative to the applicable dividend reference amount for the applicable dividend period as described under “Specific Terms of Your Notes — Anti-dilution Adjustments — Regular Cash Dividends” on page S-24

Dividend periods and dividend reference amounts: The dividend periods and related dividend reference amounts will be as follows:

Dividend Periods	Dividend Reference Amounts
From but excluding Trade Date to and including December 31, 2025	$0.665
From but excluding December 31, 2025 to and including March 31, 2026	$0.665
From but excluding March 31, 2026 to and including June 30, 2026	$0.665
From but excluding June 30, 2026 to and including September 30, 2026	$0.665
From but excluding September 30, 2026 to and including December 31, 2026	$0.665
From but excluding December 31, 2026 to and including March 31, 2027	$0.665
From but excluding March 31, 2027 to and including June 30, 2027	$0.665
From but excluding June 30, 2027 to and including September 30, 2027	$0.665
From but excluding September 30, 2027 to and including December 31, 2027	$0.665
From but excluding December 31, 2027 to and including March 31, 2028	$0.665
From but excluding March 31, 2028 to and including June 30, 2028	$0.665
From but excluding June 30, 2028 to and including the Applicable Valuation Date	$0.665

No redemption: the notes will not be subject to redemption right or price dependent redemption right

No listing: the offered notes will not be listed or displayed on any securities exchange or interdealer market quotation system

CUSIP no.: 40058QAU3

ISIN no.: US40058QAU31

Day count convention: 30/360 (ISDA)

Business day convention: following unadjusted; as described under “Description of Debt Securities We May Offer — Calculations of Interest on Debt Securities — Business Day Conventions” on page 24 of the accompanying prospectus, as supplemented by the description under “Specific Terms of Your Notes — Interest Payments” on page S-21 of this prospectus supplement.

Regular record dates: for interest due on an interest payment date, the business day immediately preceding such interest payment date (as such payment date may be adjusted)

Calculation agent: Goldman Sachs & Co. LLC (“GS&Co.”)

Business day: as described under “Specific Terms of Your Notes — Special Calculation Provisions — Business Day” on page S-31

Trading day: as described under “Specific Terms of Your Notes — Special Calculation Provisions — Trading Day” on page S-31

FDIC: the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

HYPOTHETICAL EXAMPLES

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical VWAPs of one share of the index stock on the valuation dates could have on the cash settlement amount at maturity assuming that all other variables remain constant.

The hypothetical examples below are based on a range of VWAPs of one share of the index stock that are entirely hypothetical; no one can predict what the VWAP of one share of the index stock will be on any day throughout the life of your notes, and no one can predict what the VWAP of one share of the index stock will be on any valuation date. The VWAP of one share of the index stock has been highly volatile — meaning that the VWAP of one share of the index stock has changed considerably in relatively short periods — in the past and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the index stock, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your notes. For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes” on page S-11 of this prospectus supplement. The information in the examples also reflect the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$1,000
Exchange rate	the quotient, rounded to the nearest ten-thousandth, of (i) 1,000 divided by (ii) the threshold price, which quotient is 9.4206
Threshold price	the product of (a) 1.0615 times (b) the initial index stock price
Initial index stock price	$100.00
Neither a market disruption event nor a non-trading day occurs on any of the originally scheduled initial observation dates or the originally scheduled valuation dates
No change in or affecting the index stock or the exchange rate
The effect of any accrued and unpaid interest has been excluded
Notes purchased on original issue date at the face amount and held to the stated maturity date

Moreover, we have not yet set the initial index stock price that will serve as the baseline for determining the amount that we will pay on your notes at maturity. We will not do so until after the final initial observation date. As a result, the actual initial index stock price may differ substantially from the VWAP of one share of the index stock prior to the trade date.

For these reasons, the actual performance of the index stock over the life of the offered notes, as well as the amount payable at maturity, may bear little relation to the hypothetical examples shown below or to the historical performance of the index stock shown elsewhere in this prospectus supplement. For information about the VWAP of one share of the index stock during recent periods, see “The Index Stock — Historical VWAP of One Share of the Index Stock” below. Before investing in the notes, you should consult publicly available information to determine the VWAPs of one share of the index stock between the date of this prospectus supplement and the date of your purchase of the notes.

Any rate of return you may earn on an investment in the notes may be lower than that which you could earn on a comparable investment in the index stock.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the index stock.

Hypothetical Exchange Values On a Valuation Date

The values in the left column of the table below represent hypothetical VWAPs of one share of the index stock on a valuation date, expressed as percentages of the initial index stock price. The amounts in the right column represent the hypothetical amounts for such valuation date (i.e., the greater of (i) the exchange value on such valuation date and (ii) $1,000) used to calculate the cash settlement amount based on the corresponding hypothetical VWAP of one share of the index stock, and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). Such an amount will be calculated for each of the 5 valuation dates and the average of 5 amounts will determine the cash settlement amount paid on each note on the stated maturity date.

Hypothetical VWAP of One Share of the Index Stock on a Valuation Date (as Percentage of Initial Index Stock Price)	Hypothetical Amount For Such Valuation Date (as Percentage of Face Amount)
175.000%	164.861%
170.000%	160.150%
160.000%	150.730%
150.000%	141.309%
120.000%	113.047%
106.150%	100.000%
105.000%	100.000%
104.000%	100.000%
102.000%	100.000%
100.000%	100.000%
99.000%	100.000%
98.000%	100.000%
95.000%	100.000%
90.000%	100.000%
50.000%	100.000%
25.000%	100.000%
0.000%	100.000%

If, for example, the VWAP of one share of the index stock on a valuation date was determined to be 175.000% of the initial index stock price, the amount for such valuation date (i.e., the greater of (i) the exchange value on such valuation date and (ii) $1,000) used to calculate the cash settlement amount would be approximately 164.861% of the face amount of your notes, as shown in the table above. As a result, because of the formula used to calculate the exchange value on a valuation date, you would only benefit from any increase in the VWAP of one share of the index stock on a valuation date over 106.150% of the initial index stock price.

Hypothetical Payment at Maturity

The examples below show the hypothetical performance of the index stock as well as the cash settlement amount that we would pay on the stated maturity date with respect to each $1,000 face amount of the notes if the hypothetical VWAPs of one share of the index stock on the valuation dates were the percentages of the initial index stock price shown. The values below have been rounded for ease of analysis.

Example 1:

Valuation Date	Hypothetical VWAP of One Share of the Index Stock (as Percentage of Initial Index Stock Price)	Hypothetical Exchange Value	Hypothetical Amount (the Greater of (i) the Exchange Value and (ii) $1,000)
First	150%	$1,413.09	$1,413.09
Second	103%	$970.32	$1,000
Third	150%	$1,413.09	$1,413.09
Fourth	105%	$989.16	$1,000
Fifth (Determination Date)	103%	$970.32	$1,000
		Hypothetical Cash Settlement Amount	$1,165.24

In Example #1, the hypothetical VWAP of one share of the index stock is greater than the initial index stock price on each hypothetical valuation date. Because the hypothetical exchange values on the first hypothetical valuation date and the third hypothetical valuation date are greater than $1,000, the hypothetical amount for each such date used to calculate the cash settlement amount will equal the exchange value. Because the hypothetical VWAP of one share of the index stock on all other hypothetical valuation dates is less than $1,000, the hypothetical amount for all other hypothetical valuation dates used to calculate the cash settlement amount will equal $1,000.

The hypothetical cash settlement amount for each $1,000 face amount your notes will equal:

Example 2:

Valuation Date	Hypothetical VWAP of One Share of the Index Stock (as Percentage of Initial Index Stock Price)	Hypothetical Exchange Value	Hypothetical Amount (the Greater of (i) the Exchange Value and (ii) $1,000)
First	150%	$1,413.09	$1,413.09
Second	120%	$1,130.47	$1,130.47
Third	150%	$1,413.09	$1,413.09
Fourth	170%	$1,601.50	$1,601.50
Fifth (Determination Date)	170%	$1,601.50	$1,601.50
		Hypothetical Cash Settlement Amount	$1,431.93

In Example #2, the hypothetical VWAP of one share of the index stock is greater than the initial index stock price on each hypothetical valuation date. Because the hypothetical exchange value for each hypothetical valuation date is greater than $1,000, the hypothetical amount for each such date used to calculate the cash settlement amount will equal the exchange value. The hypothetical cash settlement amount for each $1,000 face amount your notes will equal:

Example 3:

Valuation Date	Hypothetical VWAP of One Share of the Index Stock (as Percentage of Initial Index Stock Price)	Hypothetical Exchange Value	Hypothetical Amount (the Greater of (i) the Exchange Value and (ii) $1,000)
First	105%	$989.16	$1,000
Second	106%	$998.58	$1,000
Third	103%	$970.32	$1,000
Fourth	104%	$979.74	$1,000
Fifth (Determination Date)	105%	$989.16	$1,000
		Hypothetical Cash Settlement Amount	$1,000

In Example #3, the hypothetical VWAP of one share of the index stock is greater than the initial index stock price on each hypothetical valuation date. However, because, with respect to each hypothetical valuation date, the hypothetical exchange value is less than $1,000, the hypothetical amount for each such date used to calculate the cash settlement amount will equal $1,000. The hypothetical cash settlement amount for each $1,000 face amount your notes will equal:

The cash settlement amounts shown above are entirely hypothetical; they are based on VWAPs of one share of the index stock that may not be achieved on the valuation dates and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-14.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the United States income tax treatment of the notes, as described elsewhere in this prospectus supplement.

We cannot predict the actual VWAP of one share of the index stock on any valuation date or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the VWAP of one share of the index stock and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive at maturity and the rate of return on the offered notes will depend on the actual initial index stock price, which we will set after the final initial observation date, and the actual VWAP of one share of the index stock on each of the valuation dates, as determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes on the stated maturity date may be very different from the information reflected in the examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus and in the accompanying prospectus supplement. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus and the accompanying prospectus supplement. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the index stock. You should carefully consider whether the offered notes are appropriate given your particular circumstances.

Risks Related to Structure, Valuation and Secondary Market Sales

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Notes”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. Further, if the initial index stock price is greater than the VWAP of one share of the index stock on the trade date, the estimated value of your notes may be significantly less than the estimated value determined on the trade date. The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Notes”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”. Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “— Your Notes May Not Have an Active Trading Market” below.

The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the notes will be based on the performance of the index stock, the payment of any amount due on the notes is subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the notes. The notes are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the notes, to pay all amounts due on the notes, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series F Program — How the Notes Rank Against Other Debt” on page S-5 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer – Guarantee by The Goldman Sachs Group, Inc.” on page 65 of the accompanying prospectus.

The VWAP of One Share of the Index Stock on At Least One (and Likely Each) Valuation Date Will Have to Increase Substantially Over the Initial Index Stock Price In Order for the Cash Settlement Amount to Exceed the $1,000 Face Amount

The exchange value on each valuation date is based on the exchange rate and the VWAP of one share of the index stock on such valuation date, subject to anti-dilution adjustments as described under “Specific Terms of Your Notes — Anti-dilution Adjustments” below. Assuming the exchange rate is 9.4206 (the hypothetical exchange rate assuming a hypothetical initial stock price of $100.00), and assuming the exchange rate will not be subject to adjustments as described under “Specific Terms of Your Notes — Anti-dilution Adjustments” below, the VWAP of one share of the index stock on at least one (and likely each) valuation date will have to increase substantially over the initial index stock price in order for the cash settlement amount to exceed the $1,000 face amount. For example, if the initial index stock price were assumed to equal $100.00, the VWAP of one share of the index stock on at least one valuation date would need to increase by more than 6.15% over the initial index stock price in order for you to receive more than the face amount of your notes. We will set the actual initial index stock price for your notes after the final initial observation date. As explained under “Specific Terms of Your Notes” below, unless the exchange value on at least one valuation date is greater than $1,000, the cash settlement amount payable on your notes on the stated maturity date for each $1,000 face amount of your notes will be $1,000. There is no assurance that the VWAP of one share of the index stock will increase to that extent on any valuation date.

The Initial Index Stock Price is Based Solely on the Sum of, For Each Initial Observation Date, the Product of the Initial Observation Weight Times the VWAP of One Share of the Index Stock on Such Initial Observation Date and Will Not Be Determined Until After the Final Initial Observation Date; the Return on Your Notes May Be Negatively Affected

The initial index stock price will be the sum of, for each initial observation date, the product of (i) the initial observation weight for such initial observation date times (ii) the VWAP of one share of the index stock on such initial observation date. Accordingly, you will not know the initial index stock price on the trade date. In addition, if the VWAP of one share of the index stock increases on the final initial observation date, the initial index stock price will be higher than if it had been set on the trade date. Under these circumstances, the price above which the VWAP of one share of the index stock on a valuation date must reach in order for you to receive a positive return on the notes will be higher than if the initial index stock price were the VWAP of one share of the index stock on the trade date.

The Cash Settlement Amount is Based on the Arithmetic Average of, For Each Valuation Date, the Greater of the Exchange Value on Such Valuation Date and $1,000; the Cash Settlement Amount May Be Reduced as a Result

The cash settlement amount will be based on the arithmetic average of, for each valuation date, the greater of (i) the exchange value on such valuation date and (ii) $1,000. Due to such averaging, as well as the averaging used to determine the initial index stock price, the cash settlement amount does not reflect the simple performance of the index stock over the life of your notes. For example, if the VWAP of one share of the index stock dramatically increased on the final valuation date (in other words, the determination date), the exchange value on such day, and therefore, the cash settlement amount for your notes may be significantly less than it would have been had the cash settlement amount been linked only to the VWAP of one share of the index stock on the determination date.

Your Notes Bear Interest at a Low Rate

Your notes bear interest at a rate below the prevailing market rate for our debt securities that are not linked to the index stock. Consequently, unless the value of the amount in cash payable on your notes on each interest payment date and on the stated maturity date sufficiently exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this prospectus supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this prospectus supplement.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount

The amount you will be paid for your notes on the stated maturity date will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•
the market price of the index stock to which your notes are linked;
•
the volatility – i.e., the frequency and magnitude of changes – in the market price of the index stock;
•
the dividend rate of the index stock;
•
economic, financial, regulatory, political, military, public health and other events that affect stock markets generally and the market segment of which the index stock is a part, and which may affect the market price of the index stock;
•
interest rates and yield rates in the market;
•
the time remaining until your notes mature; and
•
our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

Without limiting the foregoing, the market value of your notes may be negatively impacted by increasing interest rates. Such adverse impact of increasing interest rates could be significantly enhanced in notes with longer-dated maturities, the market values of which are generally more sensitive to increasing interest rates.

These factors, and many other factors, will influence the price you will receive if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes before maturity, you may receive less than the face amount of your notes.

You cannot predict the future performance of the index stock based on its historical performance. The actual price of the index stock over the life of your notes may bear little or no relation to the historical VWAPs of one share of the index stock or to the hypothetical examples shown elsewhere in this prospectus supplement.

If the Market Price of the Index Stock Changes, the Market Value of Your Notes May Not Change in the Same Manner

Your notes may trade quite differently from the index stock. Changes in the market price of the index stock may not result in a comparable change in the market value of your notes. We discuss some of the reasons for this disparity under “—The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” above.

We Will Not Hold Shares of the Index Stock for Your Benefit

The indenture governing your notes does not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey a share or shares of the index stock acquired by us or them. Neither we nor our affiliates will pledge or otherwise hold shares of the index stock for your benefit in order to enable you to exchange your notes for shares under any circumstances. Consequently, in the event of our bankruptcy, insolvency or liquidation, any shares of the index stock owned by us will be subject to the claims of our creditors generally and will not be available for your benefit specifically.

You Have No Shareholder Rights or Rights to Receive the Index Stock

Investing in the notes will not make you a holder of the index stock. Neither you nor any other holder or owner of your notes will have any rights with respect to the index stock, including any voting rights, any right to receive dividends or other distributions or any other rights of a holder of the index stock. Your notes will be paid in cash, and you will have no right to receive delivery of any shares of index stock.

In Some Circumstances, the Payment You Receive On the Notes May Be Based On the Securities of Another Company and Not the Issuer of the Index Stock

Following certain corporate events relating to the index stock where its issuer is not the surviving entity, the amount you receive at maturity may be based on the securities of a successor to the index stock issuer or any cash or any other assets distributed to holders of shares of the index stock in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the notes. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting distribution property (as described above) under “Specific Terms of Your Notes — Anti-dilution Adjustments” below.

Past Index Stock Performance Is No Guide to Future Performance

The actual performance of the index stock over the life of the notes, as well as the amount payable on the stated maturity date, may bear little or no relation to the historical VWAPs of one share of the index stock or to the hypothetical examples set forth elsewhere in this prospectus supplement. We cannot predict the future performance of the index stock.

As Calculation Agent, GS&Co. Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount You Receive on the Stated Maturity Date

As calculation agent for your notes, GS&Co. will have discretion in making various determinations that affect your notes, including determining: whether and how to make anti-dilution adjustments to the exchange rate and the reference amount; the VWAP of one share of the index stock on any given trading day; the cash settlement amount; the exchange value; the interest payment dates and whether to postpone an initial observation date or valuation date (and, if applicable, the stated maturity date). See “Specific Terms of Your Notes— Anti-dilution Adjustments” and “Specific Terms of Your Notes — Special Calculation Provisions” below. The exercise of this discretion by GS&Co. could adversely affect the value of your notes and may present GS&Co. with a conflict of interest. We may change the calculation agent at any time without notice and GS&Co. may resign as calculation agent at any time upon 60 days’ written notice to us.

There Is No Affiliation Between the Index Stock Issuer and Us

Goldman Sachs is not affiliated with the index stock issuer. As discussed above, however, we or our affiliates may currently or from time to time in the future engage in business with the index stock issuer. Neither we nor any of our affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the index stock issuer. You, as an investor in your notes, should make your own investigation into the index stock issuer.

The index stock issuer is not involved in this offering of your notes in any way and does not have any obligation of any sort with respect to your notes. Thus, the index stock issuer does not have any obligation to take your interests into consideration for any reason, including in taking or not taking any corporate actions that might affect the value of your notes.

Your Notes May Not Have an Active Trading Market

Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

You Have Limited Anti-Dilution Protection

GS&Co., as calculation agent for your notes, will adjust the exchange rate for stock splits, reverse stock splits, stock dividends, regular cash dividends, extraordinary dividends, issuances of transferable rights and warrants, and other events that affect the index stock issuer’s, or the issuer of any distribution property’s, capital structure, but only in the situations we describe in “Specific Terms of Your Notes — Anti-dilution Adjustments” below. The calculation agent will not be required to make an adjustment for every corporate event that may affect the index stock. For example, the calculation agent will not adjust the exchange rate for events such as an offering of the index stock for cash by the index stock issuer, a tender or exchange offer for the index stock at a premium to its then-current market price by the index stock issuer or a tender or exchange offer for less than all outstanding shares of the index stock issuer by a third party. In addition, the calculation agent will determine in its sole discretion whether to make adjustments with respect to certain corporate or other events as described under “Specific Terms of Your Notes — Anti-dilution Adjustments — Reorganization Events” below. Those events or other actions by the index stock issuer or a third party may nevertheless adversely affect the market price of the index stock and, therefore, adversely affect the market value of your notes.

Adjustments to the Exchange Rate May Impair the Value of Your Notes if the Index Stock Issuer Pays Regular Cash Dividends that Are Less Than the Applicable Dividend Reference Amount

The amount that you are entitled to receive on the stated maturity date is subject to adjustment if the index stock issuer pays regular cash dividends that are higher or lower than the applicable dividend reference amounts, as we describe under “Specific Terms of Your Notes — Anti-dilution Adjustments — Regular Cash Dividends” and “Specific Terms of Your Notes — Anti-dilution Adjustments — Other Dividends and Distributions” below. In general, we will adjust the exchange rate for your note upward in the event of an increased dividend and downward in the event of a decreased dividend in respect of the applicable dividend period (each of the terms "increased dividend'' and “decreased dividend'' has a special meaning as described under “Specific Terms of Your Notes — Anti-dilution Adjustments — Regular Cash Dividends”).

If the index stock issuer pays a regular cash dividend that is less than the applicable dividend reference amount for that dividend period, the calculation agent may adjust the exchange rate downward. If a decreased dividend occurs and the calculation agent adjusts the exchange rate downward, the amount of cash you receive at maturity will be reduced and the market value of your note may be negatively affected. Whether the exchange rate will be adjusted for any particular dividend and whether the adjustment will be upward or downward will depend on the dividend reference amount for that dividend period and the dividend the index stock issuer actually pays for that dividend period. It is impossible to predict whether the index stock issuer will pay dividends that are higher or lower than the applicable dividend reference amount for any dividend period or whether the index stock issuer will continue to pay dividends at all. Thus, unless the index stock issuer pays regular cash dividends that are equal to or higher than the applicable dividend reference amounts, it is possible that the exchange rate for your note will be adjusted downward in respect of some or all of the relevant dividend periods and, therefore, that the amount you receive at maturity will be reduced and the market value of your note will be negatively affected. Whether the index stock issuer will pay dividends and, if so, the amounts of such dividends, is in its sole discretion and beyond our control.

You will not receive any dividends that may be paid on the index stock by the index stock issuer. See “— You Have No Shareholder Rights or Rights to Receive the Index Stock” below for additional information. A dividend payment could result in both a decline in the market value of the index stock (and, thus, of your note) and a downward adjustment of the exchange rate if the dividend payment is less than the applicable dividend reference amount. Any downward adjustment of the exchange rate will further reduce the market value of your note and thus the amount you receive at maturity. Even if a dividend payment that results in a decline in the market value of the index stock (and, thus, of your note) also results in an upward adjustment of the exchange rate, there is no assurance that any adjustment of the exchange rate that may be made will compensate you for any resulting decline in market value. In addition, any upward adjustment of the exchange rate resulting from increased dividends may be more than offset by downward adjustments of the exchange rate resulting from decreased dividends during other dividend periods. Whether or not the exchange rate for your note will be adjusted in respect of a regular cash dividend and the timing of such adjustment will be determined by the calculation agent in its sole discretion. The calculation agent will not adjust the exchange rate for any decreased or increased dividends that occur after the determination date. Thus, the exchange rate for your note will not be adjusted even if the index stock issuer pays an increased dividend after that date. In addition, the adjustments described above will not apply to any dividends that are not paid in cash.

The Calculation Agent Can Postpone an Initial Observation Date or Valuation Date If a Market Disruption Event or a Non-Trading Day Occurs or Is Continuing

If the calculation agent determines that, on any initial observation date or valuation date, as applicable, a market disruption event has occurred or is continuing with respect to the index stock or that day is not a trading day, the applicable initial observation date and each succeeding initial observation date, if applicable, or the applicable valuation date and each succeeding valuation date, if applicable, will be postponed as described under “Summary Information — Initial observation dates” above or “Specific Terms of Your Notes — Valuation Dates” below, as the case may be. If any initial observation date or valuation date, as applicable, is postponed to the last possible day and a market disruption event occurs or is continuing on such last possible day or such day is not a trading day, such date will nevertheless be the initial observation date or valuation date, as applicable.

As a result of any of the foregoing, the stated maturity date for your notes may also be postponed as described under “Specific Terms of Your Notes — Stated Maturity Date” below. In such a case, you may not receive the cash payment that we are obligated to deliver on the stated maturity date until several days after the originally scheduled stated maturity date. Moreover, if the VWAP of one share of the index stock is not available on any initial observation date or valuation date, as applicable, because of a market disruption event, a non-trading day or for any other reason (other than any dilution event), the calculation agent will determine the VWAP of one share of the index stock as described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” below.

Risks Related to Conflicts of Interest

Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes

Goldman Sachs has hedged or expects to hedge our obligations under the notes by purchasing listed or over-the-counter options, shares of the index stock, futures and/or other instruments linked to the index stock. Goldman Sachs also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the index stock, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the determination date for your notes. Alternatively, Goldman Sachs may hedge all or part of our obligations under the notes with unaffiliated distributors of the notes which we expect will undertake similar market activity. Goldman Sachs may also enter into, adjust and unwind hedging transactions relating to other notes whose returns are linked to changes in the price of the index stock.

In addition to entering into such transactions itself, or distributors entering into such transactions, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions. These activities may be undertaken to achieve a variety of objectives, including: permitting other purchasers of the notes or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the notes; hedging the exposure of Goldman Sachs to the notes including any interest in the notes that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the notes.

Any of these hedging or other activities may adversely affect the prices of the index stock — directly or indirectly — and therefore the market value of your notes and the amount we will pay on your notes, if any. In addition, you should expect that these transactions will cause Goldman Sachs or its clients, counterparties or distributors to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the notes. Neither Goldman Sachs nor any distributor will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes, and may receive substantial returns on hedging or other activities while the value of your notes declines. In addition, if the distributor from which you purchase notes is to conduct hedging activities in connection with the notes, that distributor may otherwise profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the notes to you in addition to the compensation they would receive for the sale of the notes.

Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Notes

Goldman Sachs is a global financial institution that delivers a broad range of financial services to a large and diversified client base that includes corporations, financial institutions, governments and individuals. As such, it acts as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker and lender. In those and other capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, indices, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets. Any of Goldman Sachs’ financial market activities may, individually or in the aggregate, have an adverse effect on the market for your notes, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the notes.

Goldman Sachs regularly offers a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to your notes, or similar or linked to the index stock. Investors in the notes should expect that Goldman Sachs will offer securities, financial instruments, and other products that will compete with the notes for liquidity, research coverage or otherwise.

Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes

Goldman Sachs actively makes markets in and trades financial instruments for its own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. Goldman Sachs’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which Goldman Sachs takes positions, or expects to take positions, include securities and instruments of the index stock, securities and instruments similar to or linked to the foregoing or the currencies in which they are denominated. Market making is an activity where Goldman Sachs buys and sells on behalf of customers, or for its own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. As a result, you should expect that Goldman Sachs will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the notes.

If Goldman Sachs becomes a holder of the index stock in its capacity as a market-maker or otherwise, any actions that it takes in its capacity as securityholder, including voting or provision of consents, will not necessarily be aligned with, and may be inconsistent with, the interests of investors in the notes.

You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes

Goldman Sachs and its personnel, including its sales and trading, investment research and investment management personnel, regularly make investment recommendations, provide market color or trading ideas, or publish or express independent views in respect of a wide range of markets, issuers, securities and instruments. They regularly implement, or recommend to clients that they implement, various investment strategies relating to these markets, issuers, securities and instruments. These strategies include, for example, buying or selling credit protection against a default or other event involving an issuer or financial instrument. Any of these recommendations and views may be negative with respect to the index stock or other securities or instruments similar to or linked to the foregoing or result in trading strategies that have a negative impact on the market for any such securities or instruments, particularly in illiquid markets. In addition, you should expect that personnel in the trading and investing businesses of Goldman Sachs will have or develop independent views of the index stock, the relevant industry or other market trends, which may not be aligned with the views and objectives of investors in the notes.

Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Issuer of the Index Stock or Other Entities That Are Involved in the Transaction

Goldman Sachs regularly provides financial advisory, investment advisory and transactional services to a substantial and diversified client base, and you should assume that Goldman Sachs will, at present or in the future, provide such services or otherwise engage in transactions with, among others, the issuer of the index stock, or transact in securities or instruments or with parties that are directly or indirectly related to the foregoing. These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports. You should expect that Goldman Sachs, in providing such services, engaging in such transactions, or acting for its own account, may take actions that have direct or indirect effects on the index stock and that such actions could be adverse to the interests of investors in the notes. In addition, in connection with these activities, certain Goldman Sachs personnel may have access to confidential material non-public information about these parties that would not be disclosed to Goldman Sachs employees that were not working on such transactions as Goldman Sachs has established internal information barriers that are designed to preserve the confidentiality of non-public information. Therefore, any such confidential material non-public information would not be shared with Goldman Sachs employees involved in structuring, selling or making markets in the notes or with investors in the notes.

In this offering, as well as in all other circumstances in which Goldman Sachs receives any fees or other compensation in any form relating to services provided to or transactions with any other party, no accounting, offset or payment in respect of the notes will be required or made; Goldman Sachs will be entitled to retain all such fees and other amounts, and no fees or other compensation payable by any party or indirectly by holders of the notes will be reduced by reason of receipt by Goldman Sachs of any such other fees or other amounts.

The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

A completed offering may reduce Goldman Sachs’ existing exposure to the index stock, securities and instruments similar to or linked to the foregoing or the currencies in which they are denominated, including exposure gained through hedging transactions in anticipation of this offering. An offering of notes will effectively transfer a portion of Goldman Sachs’ exposure (and indirectly transfer the exposure of Goldman Sachs’ hedging or other counterparties) to investors in the notes.

The terms of the offering (including the selection of the index stock, and the establishment of other transaction terms) may have been selected in order to serve the investment or other objectives of Goldman Sachs or another client or counterparty of Goldman Sachs. In such a case, Goldman Sachs would typically receive the input of other parties that are involved in or otherwise have an interest in the offering, transactions hedged by the offering, or related transactions. The incentives of these other parties would normally differ from and in many cases be contrary to those of investors in the notes.

Other Investors in the Notes May Not Have the Same Interests as You

Other investors in the notes are not required to take into account the interests of any other investor in exercising remedies or voting or other rights in their capacity as securityholders or in making requests or recommendations to Goldman Sachs as to the establishment of other transaction terms. The interests of other investors may, in some circumstances, be adverse to your interests. For example, certain investors may take short positions (directly or indirectly through derivative transactions) on assets that are the same or similar to your notes, the index stock or other similar securities, which may adversely impact the market for or value of your notes.

Risks Related to Tax

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

Your Notes Will Be Treated as Debt Instruments Subject to Special Rules Governing Contingent Payment Debt Instruments for U.S. Federal Income Tax Purposes

The notes will be treated as debt instruments subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes. Under this treatment, if you are a U.S. individual or taxable entity, you generally will be required to pay taxes on ordinary income from the notes over their term based on the comparable yield for the notes in excess of the interest payments. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the sale, exchange or maturity of the notes will be taxed as ordinary interest income. If you are a secondary purchaser of the notes, the tax consequences to you may be different. Please see “Supplemental Discussion of U.S. Federal Income Tax Consequences” below for a more detailed discussion. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes.

Specific Terms of Your Notes

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Please note that in this prospectus supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated February 14, 2025, and references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated February 14, 2025, for Medium-Term Notes, Series F, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc. Please note that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”. The offered notes are part of a series of debt securities, entitled “Medium-Term Notes, Series F”, that we may issue under the indenture from time to time as described in the accompanying prospectus supplement and accompanying prospectus. The offered notes are also “indexed debt securities”, as defined in the accompanying prospectus.

This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your notes; terms that apply generally to all Series F medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus supplement. The terms described here supplement those described in the accompanying prospectus supplement and the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

In addition to those terms described under “Summary Information” in this prospectus supplement, the following terms will apply to your notes:

Specified currency:

•
U.S. dollars (“$”)

Form of note:

•
global form only: yes, at DTC
•
non-global form available: no

Denominations: each note registered in the name of a holder must have a face amount of $1,000 or an integral multiple of $1,000 in excess thereof

Defeasance applies as follows:

•
full defeasance: no
•
covenant defeasance: no

Other terms:

•
the default amount will be payable on any acceleration of the maturity of your notes as described under “— Special Calculation Provisions” below
•
anti-dilution provisions will apply to your notes; see “— Anti-dilution Adjustments” below
•
a business day for your notes may not be the same as a business day for certain of our other Series F medium-term notes, as described under “— Special Calculation Provisions” below

•
a trading day for your notes will be as described under “— Special Calculation Provisions” below

Please note that the information about the settlement or trade date, issue price, discount or commission and net proceeds to GS Finance Corp. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the offered notes. We may decide to sell additional notes on one or more dates after the date of this prospectus supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth on the front cover page or elsewhere in this prospectus supplement. If you have purchased your notes in a market-making transaction after the initial issuance and sale of the offered notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

We describe the terms of your notes in more detail below.

Index Stock and Index Stock Issuer

In this prospectus supplement, when we refer to the index stock, we mean the common stock of CVS Health Corporation, except as described under "–– Anti-dilution Adjustments — Reorganization Events” and “— Anti-dilution Adjustments — Distribution Property” below. When we refer to the index stock issuer, we mean CVS Health Corporation (or any successor thereto).

Interest Payments

On each interest payment date, for each $1,000 face amount of your notes we will pay you interest at a fixed rate of 1.00% per annum. Interest will accrue on the outstanding face amount of your notes and will be calculated and paid as described in the accompanying prospectus with regard to fixed rate notes, except that the interest payment dates and regular record dates will be those specified in this prospectus supplement.

Interest on the notes will accrue from the original issue date and will be paid semi-annually on the interest payment dates.

If an interest payment date other than the stated maturity date falls on a day that is not a business day, the payment due on such interest payment date will be postponed to the next day that is a business day, provided that interest due with respect to such interest payment date shall not accrue from and including such interest payment date to and including the date of payment of such interest as so postponed. Interest periods also are not adjusted for non-business days. If the stated maturity date does not occur on the originally scheduled day (whether because the originally scheduled stated maturity date is not a business day or because of a postponement of the determination date), the interest payment date scheduled to occur on that day will instead occur on the postponed stated maturity date. However, interest shall not accrue from and including such originally scheduled interest payment date to and including the postponed stated maturity date.

Payment of Principal on Stated Maturity Date

On the stated maturity date, in addition to any accrued and unpaid interest, we will pay, for each $1,000 face amount of your notes, an amount in cash equal to the cash settlement amount.

Cash Settlement Amount

The cash settlement amount for each $1,000 face amount of your notes will be an amount in cash equal to the arithmetic average of, for each valuation date, the greater of (i) the exchange value on such valuation date and (ii) $1,000.

Valuation Dates

The valuation dates for your notes are September 12, 2028, September 13, 2028, September 14, 2028, September 15, 2028 and September 18, 2028, unless the calculation agent determines that a market disruption event occurs or is continuing on any day that would otherwise be a valuation date or such day is not a trading day. In that event, such valuation date and each succeeding valuation date, if any, will be postponed to the next trading day on which the calculation agent determines that no market disruption event occurs or is continuing. However, in no event will any valuation date be postponed to a date later than the originally scheduled stated maturity date or, if the originally scheduled stated maturity date is not a business day, later than the first business day after the originally scheduled stated maturity date. If a market disruption event occurs or is continuing on the day that is the last possible valuation date or such last possible day is not a trading day, that day will nevertheless be the final valuation date. In such cases, more than one valuation date may occur simultaneously on such last possible day.

Determination Date

The determination date is the last valuation date, September 18, 2028, subject to adjustment as described under “— Valuation dates” below.

Stated Maturity Date

The stated maturity date is September 25, 2028, unless that date is not a business day, in which case the stated maturity date will be postponed to the next following business day. If the determination date is postponed as described under “— Determination Date” below, the stated maturity date will be postponed by the same number of business day(s) from but excluding the originally scheduled determination date to and including the postponed determination date.

Exchange Value

The exchange value on any valuation date will be an amount equal to the product of the VWAP of one share of the index stock for such valuation date times the exchange rate, subject to adjustment as described under “— Anti-dilution Adjustments” below. The exchange rate is the quotient, rounded to the nearest ten-thousandth, of (i) 1,000 divided by (ii) the threshold price. The exchange rate is subject to adjustment, both as to the amount and type of property comprising the exchange rate, as described under “— Anti-dilution Adjustments” below. The threshold price is the product of (a) 1.0615 times (b) the initial index stock price.

Consequences of a Market Disruption Event or a Non-Trading Day

If a market disruption event occurs or is continuing on a day that would otherwise be an initial observation date or a valuation date, or such day is not a trading day, then the applicable initial observation date and each succeeding initial observation date, if any, or the applicable valuation date and each succeeding valuation date, if any, as applicable, will be postponed as described under “Summary Information — Initial observation dates” or “—Valuation Dates” above. As a result, the stated maturity date for your notes may also be postponed, as described under “ — Stated Maturity Date” above.

If the VWAP of one share of the index stock that must be used to determine the exchange value or the amount of cash we will deliver on the stated maturity date is not available on the last possible initial observation date or last possible valuation date, as applicable, because of a market disruption event, a non-trading day or for any other reason (except as described under “— Anti-dilution Adjustments” below), the calculation agent will nevertheless determine such VWAP based on its assessment, made in its sole discretion, of the market value of the index stock on that day.

Anti-dilution Adjustments

The calculation agent will adjust the exchange rate as described below, but only if an event described under one of the seven subsections beginning with “— Stock Splits” below occurs and only if the relevant event occurs during the period described under the applicable subsection.

The adjustments described below do not cover all events that could affect the index stock, such as an issuer tender or exchange offer for the index stock at a premium to its market price or a tender or exchange offer made by a third party for less than all outstanding shares of the index stock. We describe the risks relating to dilution under “Additional Risk Factors Specific to Your Notes — You Have Limited Anti-dilution Protection” above.

How Adjustments Will Be Made

In this prospectus supplement, we refer to anti-dilution adjustment of the exchange rate. No adjustment will be made to the initial index stock price or any other price relevant to your notes. If an event requiring anti-dilution adjustment occurs with regard to the index stock, the calculation agent will make the adjustment by taking the following steps:

•
Step One. The calculation agent will adjust the exchange rate. This term refers to the amount of the index stock or other distribution property used to calculate the exchange value on a valuation date. If no adjustment described under this subsection entitled “— Anti-dilution Adjustments” is required, the exchange rate will be equal to the quotient, rounded to the nearest ten-thousandth, of (i) 1,000 divided by (ii) the threshold price.

If an adjustment described under this subsection entitled “— Anti-dilution Adjustments” is required because one of the dilution events described in the first six subsections below — these involve stock splits, reverse stock splits, stock dividends, regular cash dividends, other dividends and distributions and issuances of transferable rights and warrants — occurs, then the exchange rate might be, for example, doubled or halved, depending on the event. In the aforementioned example, the amount of the index stock or other distribution property used to calculate the exchange value on the applicable valuation date would be doubled or halved, as applicable.

If an adjustment described under this subsection entitled “— Anti-dilution Adjustments” is required because one of the reorganization events described under “— Reorganization Events” below — these involve events in which cash, securities or other property is distributed in respect of the index stock — occurs, then assuming there has been no prior anti-dilution adjustment, the exchange rate will be adjusted to be: the product of (1) the amount of each type of property distributed in the reorganization event in respect of one share of the index stock plus one share of the index stock if the index stock remains outstanding, which we refer to as the distribution property, multiplied by (2) the exchange rate immediately prior to the adjustment.

The manner in which the calculation agent adjusts the exchange rate in step one will depend on the type of dilution event requiring adjustment. These events and the nature of the required adjustments are described in the seven subsections that follow.

•
Step Two. Having adjusted the exchange rate in step one, the calculation agent will determine the exchange value on a valuation date by multiplying the VWAP of one share of the index stock by the adjusted exchange rate.
•
Step Three. Having determined the exchange value on a valuation date in step two, the calculation agent will use such exchange value to calculate the cash settlement amount.

If more than one event requiring adjustment as described in this subsection entitled “— Anti-dilution Adjustments” occurs, the calculation agent will first adjust the exchange rate as described above in step one above for each event, sequentially, in the order in which the events occur, and on a cumulative basis. Thus, having adjusted the exchange rate for the first event, the calculation agent will repeat step one for the second event, applying the required adjustment to the exchange rate as already adjusted for the first event, and so on for each event. Having adjusted the exchange rate for all events, the calculation agent will then take the remaining applicable steps in the process described above, determining the exchange value on a valuation date using the exchange rate as sequentially and cumulatively adjusted for all the relevant events. The calculation agent will make all required determinations and adjustments no later than the applicable valuation date.

The calculation agent will adjust the exchange rate for each reorganization event described under “— Reorganization Events” below. For any other dilution event described below, however, the calculation agent will not be required to adjust the exchange rate unless the adjustment would result in a change of at least 0.1% in the exchange rate or the market price that would apply without the adjustment. The exchange rate resulting from any adjustment will be rounded up or down, as appropriate, to the nearest ten-thousandth, with five hundred-thousandths being rounded upward — e.g., 0.12344 will be rounded down to 0.1234 and 0.12345 will be rounded up to 0.1235.

If an event requiring anti-dilution adjustment occurs, the calculation agent will make the adjustment with a view to offsetting, to the extent practical, any change in the economic position of the holder and GS Finance Corp., as issuer, and The Goldman Sachs Group, Inc., as guarantor, relative to your notes, that results solely from that event. The calculation agent may, in its sole discretion, modify the anti-dilution adjustments as necessary to ensure an equitable result.

The calculation agent will make all determinations with respect to anti-dilution adjustments, including any determination as to whether an event requiring adjustment has occurred, as to the nature of the adjustment required and how it will be made or as to the value of any property distributed in a reorganization event, and will do so in its sole discretion. In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on you and us, without any liability on the part of the calculation agent. The calculation agent will provide information about the adjustments it makes upon written request by the holder.

In this prospectus supplement, when we say that the calculation agent will adjust the exchange rate for one or more dilution events, we mean that the calculation agent will take all the applicable steps described above with respect to those events.

The following seven subsections describe the dilution events for which the exchange rate is to be adjusted. Each subsection describes the manner in which the calculation agent will adjust the exchange rate — the first step in the adjustment process described above — for the relevant event.

Stock Splits

A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth less as a result of a stock split.

If the index stock is subject to a stock split, then the calculation agent will adjust the exchange rate to equal the sum of the prior exchange rate — i.e., the exchange rate before that adjustment — plus the product of (1) the number of additional shares issued in the stock split with respect to one share of the index stock times (2) the prior exchange rate. The exchange rate will not be adjusted, however, unless the first day on which the index stock trades without the right to receive the stock split occurs after the date of this prospectus supplement and on or before the applicable valuation date, except as described above.

Reverse Stock Splits

A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth more as a result of a reverse stock split.

If the index stock is subject to a reverse stock split, then once the reverse stock split becomes effective, the calculation agent will adjust the exchange rate to equal the product of the prior exchange rate times the quotient of (1) the number of shares of the index stock outstanding immediately after the reverse stock split becomes effective divided by (2) the number of shares of the index stock outstanding immediately before the reverse stock split becomes effective. The exchange rate will not be adjusted, however, unless the reverse stock split becomes effective after the date of this prospectus supplement and on or before the applicable valuation date, except as described above.

Stock Dividends

In a stock dividend, a corporation issues additional shares of its stock to all holders of its outstanding shares of its stock in proportion to the shares they own. Each outstanding share will be worth less as a result of a stock dividend.

If the index stock is subject to a stock dividend, then once the stock dividend becomes effective the calculation agent will adjust the exchange rate to equal the sum of the prior exchange rate plus the product of (1) the number of additional shares issued in the stock dividend with respect to one share of the index stock times (2) the prior exchange rate. The exchange rate will not be adjusted, however, unless the ex-dividend date occurs after the date of this prospectus supplement and on or before the applicable valuation date, except as described above.

The ex-dividend date for any dividend or other distribution is the first day on which the index stock trades without the right to receive that dividend or other distribution.

Regular Cash Dividends

In addition to the anti-dilution adjustments to the exchange rate above, we will also adjust the exchange rate for increased and decreased regular cash dividends relative to the applicable dividend reference amount for the applicable dividend period, as described below. A regular cash dividend that is paid with respect to the index stock will be deemed to be an increased dividend if its per-share value exceeds the applicable dividend reference amount for that dividend period, and will be deemed to be a decreased dividend if its per-share value falls below the applicable dividend reference amount for that dividend period. For the avoidance of doubt, a failure of the index stock issuer to pay a regular cash dividend payment on the index stock (as determined by the calculation agent in its sole discretion) will be deemed to be a decreased dividend as of the last day of that dividend period and, for the purpose of adjusting the exchange rate for any dividend period, the closing price of one share of the index stock on the trading day immediately preceding the last trading day of such dividend period will be used. If multiple cash dividends are made during any dividend period, for the purpose of any adjustment, the dividend reference amount of the second or later of any such payments will be $0.00. In general, we will adjust the exchange rate for your note upward in the event of an increased dividend and downward in the event of a decreased dividend, as described below. The exchange rate will not be adjusted, however, unless the related ex-dividend date occurs after the trade date, and on or before the last day of the applicable dividend period, which will not be any later than the applicable valuation date. For the avoidance of doubt, an adjustment to the exchange rate will only be made with respect to any regular cash dividend if the ex-dividend date for such regular cash dividend occurs during the relevant dividend period regardless of whether such regular cash dividend is paid in the related dividend period. If the index stock issuer announces or the calculation agent otherwise determines in its sole discretion that there will not be a dividend payment for any given dividend period, the calculation agent may adjust the exchange rate at such time as is necessary to ensure an equitable result in respect of the relevant dividend period. In addition, the exchange rate will not be adjusted as described below in respect of any dividend that is not a regular cash dividend.

A dividend with respect to the index stock will be deemed to be a regular cash dividend if it is any cash dividend paid on the index stock during a regular cash dividend period that is neither an extraordinary dividend as defined under “— Other Dividends and Distributions” below nor the result of any other event described in this subsection entitled “— Anti-dilution Adjustments”.

The dividend periods and related dividend reference amounts will be as set forth under “Summary Information — Dividend periods and dividend reference amounts” above.

If an increased or decreased dividend occurs in respect of one of the dividend periods listed in the table under “Summary Information — Dividend periods and dividend reference amounts” above, the calculation agent will adjust the exchange rate to equal the product of (1) the prior exchange rate times (2) a fraction, the numerator of which is the closing price of one share of the index stock on the trading day immediately before the ex-dividend date and the denominator of which is the amount by which that closing price exceeds the increased or decreased dividend amount. The increased dividend amount equals the per-share amount of the increased dividend minus the applicable dividend reference amount for that dividend period, and the decreased dividend amount equals the per-share amount of the decreased dividend minus the applicable dividend reference amount for that dividend period. If the exchange rate is adjusted as described under “— Anti-dilution Adjustments”, the calculation agent will adjust the dividend reference amount to the extent (if any) it determines is appropriate to reflect the events giving rise to those other adjustments. For example, if the index stock is subject to a 1-for-2 reverse stock split, then the calculation agent will double the dividend reference amount, and if the index stock is subject to a 2-for-1 stock split then the calculation agent will reduce the dividend reference amount by half. In addition, the calculation agent may adjust the dividend reference amount and/or the frequency or dates of adjustments to the exchange rate in connection with decreased or increased dividends as it deems necessary to obtain an equitable result, including, but not limited to, as a result of merger events or if the index stock issuer changes the frequency of dividend payments or pays dividends in respect of periods other than those occurring in the dividend periods listed in the table above or in the event that any of the related ex-dividend dates do not occur. For example, if the index stock issuer changes the frequency of declaring regular dividends from a quarterly basis to a semi-annual basis in the future, the calculation agent will (1) make any adjustment on a semi-annual basis instead of a quarterly basis for any period in which the dividend frequency is so changed, and (2) use the sum of the two dividend reference amounts relating to that semi-annual period as the new dividend reference amount.

A distribution on the index stock that is both an “extraordinary dividend” (as defined under “— Other Dividends and Distributions”) and also an increased or decreased regular cash dividend will result in an adjustment to the exchange rate only as described under “— Other Dividends and Distributions” on page S-22.

You will have no right to receive any dividend that is paid on the index stock. Dividend payments may adversely affect the market value of the index stock, and thus of your note, and there is no assurance that any adjustment of the exchange rate that might be made will compensate you for any decline in value.

The calculation agent will make all determinations with respect to adjustments, including whether an increased or decreased regular cash dividend has been paid in respect of any dividend period and, if so, the nature and amount of any exchange rate adjustment that may be made in respect of that dividend, and will do so in its sole discretion. In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on you and us, without any liability on the part of the calculation agent. The calculation agent will provide information about the adjustments it makes upon written request by the holder. In addition, the calculation agent may, in its sole discretion, modify these adjustments as necessary to ensure an equitable result.

Other Dividends and Distributions

The exchange rate will not be adjusted to reflect dividends or other distributions paid with respect to the index stock, other than:

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stock dividends described above,
•
regular cash dividends described above,
•
issuances of transferable rights and warrants as described under “— Transferable Rights and Warrants” below,
•
distributions that are spin-off events described under “— Reorganization Events” below, and
•
extraordinary dividends described below.

A dividend or other distribution with respect to the index stock will be deemed to be an extraordinary dividend if its per share value exceeds that of the immediately preceding non-extraordinary dividend, if any, for the index stock by an amount equal to at least 10% of the closing price of the index stock on the first trading day before the ex-dividend date.

If an extraordinary dividend occurs with respect to the index stock, the calculation agent will adjust the exchange rate to equal the product of (1) the prior exchange rate times (2) a fraction, the numerator of which is the closing price of one share of the index stock on the trading day immediately preceding the ex-dividend date and the denominator of which is the amount by which that closing price exceeds the extraordinary dividend amount. The exchange rate will not be adjusted, however, unless the ex-dividend date occurs after the date of this prospectus supplement and on or before the applicable valuation date, except as described above.

The extraordinary dividend amount with respect to an extraordinary dividend for the index stock equals:

•
for an extraordinary dividend that is paid in lieu of a regular cash dividend, the amount of the extraordinary dividend per share of the index stock minus the amount per share of the immediately preceding dividend, if any, that was not an extraordinary dividend for the index stock, or
•
for an extraordinary dividend that is not paid in lieu of a regular cash dividend, the amount per share of the extraordinary dividend.

To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent. A distribution on the index stock that is a stock dividend, an issuance of transferable rights or warrants or a spin-off event and also an extraordinary dividend will result in an adjustment to the exchange rate only as described under “— Stock Dividends” above, “— Transferable Rights and Warrants” below or “— Adjustments for Reorganization Events” below, as the case may be, and not as described here.

Transferable Rights and Warrants

If the index stock issuer issues transferable rights or warrants to all holders of the index stock to subscribe for or purchase the index stock at an exercise price per share that is less than the closing price of the index stock on the trading day immediately preceding the ex-dividend date for the issuance, then the exchange rate will be adjusted by multiplying the prior exchange rate by the following fraction:

•
the numerator will be the number of shares of the index stock outstanding at the close of business on the day immediately preceding that ex-dividend date plus the number of additional shares of the index stock offered for subscription or purchase under those transferable rights or warrants, and
•
the denominator will be the number of shares of the index stock outstanding at the close of business on the day immediately preceding that ex-dividend date plus the number of additional shares of the index stock that the aggregate offering price of the total number of shares of the index stock so offered for subscription or purchase would purchase at the closing price of the index stock on the trading day immediately preceding that ex-dividend date, with that number of additional shares being determined by multiplying the total number of shares so offered by the exercise price of those transferable rights or warrants and dividing the resulting product by the closing price on the trading day immediately preceding that ex-dividend date.

The exchange rate will not be adjusted, however, unless the ex-dividend date described above occurs after the date of this prospectus supplement and on or before the applicable valuation date, except as described above.

Reorganization Events

Each of the following is a reorganization event:

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the index stock is reclassified or changed,
•
the index stock issuer has been subject to a merger, consolidation, amalgamation, binding share exchange or other business combination and either is not the surviving entity or is the surviving entity but all of the outstanding shares of the index stock are reclassified or changed,
•
the index stock has been subject to a takeover offer, tender offer, exchange offer, solicitation proposal or other event by another entity or person to purchase or otherwise obtain all of the outstanding shares of the index stock, such that all of the outstanding shares of the index stock (other than shares of the index stock owned or controlled by such other entity or person) are transferred, or irrevocably committed to be transferred, to another entity or person,
•
the index stock issuer or any subsidiary of the index stock issuer has been subject to a merger, consolidation, amalgamation or binding share exchange in which the index stock issuer is the surviving entity and all the outstanding index stock (other than shares of the index stock owned or controlled by such other entity or person) immediately prior to such event collectively represent less than 50% of the outstanding shares of the index stock immediately following such event,
•
the index stock issuer sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity,
•
the index stock issuer effects a spin-off — that is, issues to all holders of the index stock equity securities of another issuer, other than as part of an event described in the five bullet points above,
•
the index stock issuer is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, or
•
any other corporate or similar events that affect or could potentially affect market prices of, or shareholders’ rights in, the index stock or distribution property, which will be substantiated by an official characterization by either the Options Clearing Corporation with respect to options contracts on the index stock or by the primary securities exchange on which the index stock or listed options on the index stock are traded, and will ultimately be determined by the calculation agent in its sole discretion.

Adjustments for Reorganization Events

If a reorganization event occurs, then the calculation agent will adjust the exchange rate by adjusting the reference amount. The reference amount refers to the amount and type of property used to calculate the exchange value on a valuation date. Initially, the reference amount of the index stock will equal the exchange rate specified under “Specific Terms of Your Notes – Exchange Value” above. However, if the exchange rate is adjusted because of a dilution event, then the reference amount will be adjusted in a corresponding manner. For example, if an exchange rate adjustment is required because of a stock split, reverse stock split, stock dividend, regular cash dividend, extraordinary dividend or issuance of rights and warrants, then the reference amount might be adjusted to be, for example, double or half the amount of index stock specified above, depending on the event requiring adjustment.

Similarly, if adjustment is required because of a reorganization event in which cash and securities are distributed, for example, the reference amount will be adjusted to be the amount of cash and the amount of securities distributed in the event in respect of the amount of index stock specified above, if there has been no prior adjustment of the exchange rate. If there has been a prior adjustment, the reference amount will be adjusted to be the amount of cash and the amount of securities distributed in the event in respect of, for example, double or half the specified amount of index stock or whatever else the reference amount might be when the distribution occurs.

If a reorganization event occurs with respect to the index stock, then the calculation agent will adjust the reference amount so that it consists of the amount of each type of distribution property distributed in the reorganization event in respect of the reference amount as in effect before that reorganization event, taken together. We define the term “distribution property” below.

The calculation agent will determine the value of each type of distribution property, in its sole discretion. For any distribution property consisting of a security, the calculation agent will use the closing price (calculated according to the same methodology as specified in the definition of “closing price” below, without any anti-dilution adjustments) of one share of such security on the applicable valuation date. The calculation agent may value other types of property in any manner it determines, in its sole discretion, to be appropriate. If a holder of the index stock may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder that makes no election, as determined by the calculation agent in its sole discretion.

If a reorganization event occurs and the calculation agent adjusts the reference amount to consist of the distribution property distributed in the reorganization event, as described above, the calculation agent will make any further anti-dilution adjustments for later events that affect the distribution property, or any component of the distribution property, comprising the new reference amount. The calculation agent will do so to the same extent that it would make adjustments if the index stock were outstanding and were affected by the same kinds of events. If a subsequent reorganization event affects only a particular component of the reference amount, the required adjustment will be made with respect to that component, as if it alone were the reference amount.

For example, if the index stock issuer merges into another company and each share of the index stock is converted into the right to receive two common shares of the surviving company and a specified amount of cash, the reference amount will be adjusted to consist of two common shares of the surviving company and the specified amount of cash for each share of the index stock comprising the reference amount before the adjustment. The calculation agent will adjust the common share component of the adjusted exchange rate to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in this subsection entitled “— Anti-dilution Adjustments” as if the common shares of the surviving company were the index stock. In that event, the cash component will not be adjusted but will continue to be a component of the reference amount. Consequently, the exchange value on a valuation date will be the total value, as determined by the calculation agent on such valuation date, of all components of the reference amount, with each component having been adjusted on a sequential and cumulative basis for all relevant events requiring adjustment on or before the applicable valuation date.

In this prospectus supplement, whenever we say that the calculation agent will adjust the exchange rate in respect of a dilution event, we mean that the calculation agent will adjust the reference amount in a manner described in this subsection if the dilution event is a reorganization event. The calculation agent will not make any adjustment for a reorganization event, however, unless the event becomes effective (or, if the event is a spin-off, unless the ex-dividend date for the spin-off occurs) after the date of this prospectus supplement and on or before the applicable valuation date, except as described above.

Distribution Property. When we refer to distribution property, we mean the cash, securities and other property or assets distributed in a reorganization event in respect of one outstanding share of the index stock or in respect of whatever the applicable reference amount may then be if any anti-dilution adjustment has been made in respect of a prior event. In the case of a spin-off, or any other reorganization event after which the index stock remains outstanding, the distribution property also includes the index stock — or other applicable reference amount — in respect of which the distribution is made.

If a reorganization event occurs, the distribution property distributed in the event will be substituted for the index stock as described above. Consequently, in this prospectus supplement, when we refer to the index stock, we mean any distribution property that is distributed in a reorganization event and comprises the adjusted reference amount. Similarly, when we refer to the index stock issuer, we mean any successor entity in a reorganization event.

Default Amount on Acceleration

If an event of default occurs and the maturity of your notes is accelerated, we will pay the default amount in respect of the principal of your notes at the maturity, instead of the amount payable on the stated maturity date as described earlier. We describe the default amount under “— Special Calculation Provisions” below.

For the purpose of determining whether the holders of our Series F medium-term notes, which include your notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of each of your notes as the outstanding principal amount of that note. Although the terms of your notes differ from those of the other Series F medium-term notes, holders of specified percentages in principal amount of all Series F medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series F medium-term notes, including your notes, except with respect to certain Series F medium-term notes if the terms of such notes specify that the holders of specified percentages in principal amount of all of such notes must also consent to such action. This action may involve changing some of the terms that apply to the Series F medium-term notes or waiving some of our obligations under the indenture. In addition, certain changes to the indenture and the notes that only affect certain debt securities may be made with the approval of holders of a majority in principal amount of such affected debt securities. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification of the Debt Indentures and Waiver of Covenants”.

Manner of Payment

Any payment on your notes at maturity will be made to an account designated by the holder of your notes and approved by us, or at the office of the trustee in New York City, but only when your notes are surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.

Modified Business Day

As described in the accompanying prospectus, any payment on your notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your notes, however, the term business day may have a different meaning than it does for other Series F medium-term notes. We discuss this term under “— Special Calculation Provisions” below.

Role of Calculation Agent

The calculation agent in its sole discretion will make all determinations regarding the VWAP of one share of the index stock, the cash settlement amount, the exchange value, the exchange rate, anti-dilution adjustments, market disruption events, business days, trading days, initial observation dates, valuation dates, the stated maturity date, the interest payment dates, the regular record dates, the default amount and the amount payable on the stated maturity date. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that GS&Co., our affiliate, is currently serving as the calculation agent as of the date of this prospectus supplement. We may change the calculation agent for your notes at any time after the date of this prospectus supplement without notice and GS&Co. may resign as calculation agent at any time upon 60 days’ written notice to us.

Special Calculation Provisions

Business Day

When we refer to a business day with respect to your notes, we mean a day that is a New York business day as described under “Description of Debt Securities We May Offer — Calculations of Interest on Debt Securities — Business Days” on page 26 in the accompanying prospectus.

Trading Day

When we refer to a trading day with respect to your notes, we mean a day on which the principal securities market for the index stock is open for trading. A day is a scheduled trading day, if, as of the trade date, the principal securities market for the index stock is scheduled to be open for trading on such day.

Closing Price

The closing price for any security on any day will equal the closing sale price or last reported sale price, regular way, for the security, on a per share or other unit basis:

•
on the principal U.S. national securities exchange on which that security is listed for trading on that day, or
•
if that security is not listed on any U.S. national securities exchange on that day, on any other U.S. national market system that is the primary market for the trading of that security, or
•
if that security is not quoted on any U.S. national securities exchange or U.S. national market system, on the principal securities exchange on which that security is listed for trading on that day, or
•
if that security is not quoted on any U.S. national securities exchange, U.S. national market system or principal securities exchange, any other securities exchange or market system on which that security is traded.

If that security is not listed or traded as described above, then the closing price for that security on any day will be the average, as determined by the calculation agent, of the bid prices for the security obtained from as many dealers in that security selected by the calculation agent as will make those bid prices available to the calculation agent. The number of dealers need not exceed three and may include the calculation agent or any of its or our affiliates.

Default Amount

The default amount for your notes on any day (except as provided in the last sentence under “— Default Quotation Period” below) will be an amount, in the specified currency for the principal of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes. That cost will equal:

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the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus
•
the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of your notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your notes, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period. The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

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no quotation of the kind referred to above is obtained, or
•
every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your notes.

Qualified Financial Institutions. For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and that is, or whose securities are, rated either:

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A-1 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or
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P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Market Disruption Event

Any of the following will be a market disruption event with respect to the index stock:

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a suspension, absence or material limitation of trading in the index stock on its primary market for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or
•
a suspension, absence or material limitation of trading in option or futures contracts, if available, relating to the index stock, in the primary markets for those contracts for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or
•
the index stock is not trading on what was the primary market for the index stock, as determined by the calculation agent in its sole discretion,

and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of GS Finance Corp. or any of its affiliates or a similarly situated party to unwind (or for purposes of any initial observation date, unwind or establish) all or a material portion of a hedge that could be effected with respect to the offered notes. For more information about hedging by GS Finance Corp. and/or any of its affiliates, see “Use of Proceeds” and “Hedging” below.

The following events will not be market disruption events:

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a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and

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a decision to permanently discontinue trading in the option or futures contracts relating to the index stock.

For this purpose, an “absence of trading” in the primary securities market on which the index stock, or on which option or futures contracts relating to the index stock, are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in the index stock or in option or futures contracts relating to the index stock, if available, in the primary market for that stock or those contracts, by reason of:

•
a price change exceeding limits set by that market,
•
an imbalance of orders relating to the index stock or those contracts, or
•
a disparity in bid and ask quotes relating to the index stock or those contracts,

will constitute a suspension or material limitation of trading in the index stock or those contracts in that market.

As is the case throughout this prospectus supplement, references to the index stock in this description of market disruption events include securities that are part of any adjusted reference amount, as determined by the calculation agent in its sole discretion.

USE OF PROCEEDS

We will lend the net proceeds from the sale of the offered notes to The Goldman Sachs Group, Inc. or its affiliates. The Goldman Sachs Group, Inc. will use the proceeds from such loans for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.

HEDGING

In anticipation of the sale of the offered notes, we and/or our affiliates have entered into or expect to enter into hedging transactions involving purchases of the index stock and listed or over-the-counter options, futures and other instruments linked to the index stock on or before the trade date. In addition, from time to time, we and/or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into, in connection with the offered notes and perhaps in connection with other notes we issue, some of which may have returns linked to index stock. Consequently, with regard to your notes, from time to time, we and/or our affiliates:

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expect to acquire, or dispose of positions in listed or over-the-counter options, futures or other instruments linked to the index stock,
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may take or dispose of positions in the securities of the index stock issuer itself,
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may take or dispose of positions in listed or over-the-counter options or other instruments based on indices designed to track the performance of the New York Stock Exchange or other components of the U.S. equity market, and/ or
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may take short positions in the index stock or other securities of the kind described above — i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser.

We and/or our affiliates may also acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.

In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the index stock. We expect these steps to involve sales of instruments linked to the index stock on or shortly before the determination date. These steps may also involve sales and/or purchases of the index stock, or listed or over-the-counter options, futures or other instruments linked to the index stock or indices designed to track the performance of the New York Stock Exchange or other components of the U.S. equity market.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the amount we will pay on your notes at maturity. See “Additional Risk Factors Specific to Your Notes” above for a discussion of these adverse effects.

The index stock

The index stock issuer is CVS Health Corporation. According to publicly available information, CVS Health Corporation is a health solutions company.

Where Information About the Index Stock Issuer Can Be Obtained

The index stock is registered under the Securities Exchange Act of 1934. Companies with securities registered under the Exchange Act are required to file financial and other information specified by the U.S. Securities and Exchange Commission (“SEC”) periodically. Information filed by the index stock issuer with the SEC electronically can be reviewed through a web site maintained by the SEC. The address of the SEC’s web site is sec.gov. Information filed with the SEC by the index stock issuer under the Exchange Act can be located by referencing its SEC file number 001-01011.

Information about the index stock issuer may also be obtained from other sources such as press releases, newspaper articles and other publicly available documents.

We do not make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by the index stock issuer with the SEC.

We Obtained the Information About the Index Stock Issuer From the Index Stock Issuer’s Public Filings

This prospectus supplement relates only to your notes and does not relate to the index stock or other securities of the index stock issuer. We have derived all information about the index stock issuer in this prospectus supplement from the publicly available information referred to in the preceding subsection. We have not participated in the preparation of any of those documents or made any “due diligence” investigation or inquiry with respect to the index stock issuer in connection with the offering of your notes. Furthermore, we do not know whether all events occurring before the date of this prospectus supplement — including events that would affect the accuracy or completeness of the publicly available documents referred to above, the trading price of the index stock and, therefore, the exchange value — have been publicly disclosed. Subsequent disclosure of any events of this kind or the disclosure of or failure to disclose material future events concerning the index stock issuer could affect the value you will receive on the stated maturity date, and therefore, the market value of your notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the index stock.

We or any of our affiliates may currently or from time to time engage in business with the index stock issuer, including making loans to or equity investments in the index stock issuer or providing advisory services to the index stock issuer, including merger and acquisition advisory services. In the course of that business, we or any of our affiliates may acquire non-public information about the index stock issuer and, in addition, one or more of our affiliates may publish research reports about the index stock issuer. As an investor in your notes, you should undertake such independent investigation of the index stock issuer as in your judgment is appropriate to make an informed decision with respect to an investment in your notes.

Historical VWAP of One Share of the Index Stock

The VWAPs of one share of the index stock have fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the index stock has recently experienced extreme and unusual volatility. Any historical upward or downward trend in the VWAPs of one share of the index stock during any period shown below is not an indication that the index stock is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical VWAPs of one share of the index stock as an indication of the future performance of the index stock, including because of the recent volatility described above. We cannot give you any assurance that the future performance of the VWAP of one share of the index stock will result in you receiving an amount greater than the outstanding face amount of your notes on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the index stock. Before investing in the notes, you should consult publicly available information to determine the VWAPs of one share of the index stock between the date of this prospectus supplement and the date of your purchase of the notes and, given the recent volatility described above, you should pay particular attention to recent VWAPs of one share of the index stock. The actual performance of the index stock over the life of the offered notes, as well as the amount payable on the stated maturity date, may bear little relation to the historical VWAPs of one share of the index stock shown below.

The graph below shows the daily historical VWAPs of one share of the index stock from January 1, 2020 through September 18, 2025. As a result, the following graph does not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities. We obtained the VWAPs in the graph below from Bloomberg Financial Services, without independent verification.

Historical VWAP of the Common Stock of CVS Health Corporation

Supplemental Discussion of U.S. Federal Income Tax Consequences

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin llp, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc. It applies to you only if you hold your notes as a capital asset for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

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a dealer in securities or currencies;
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a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
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a bank;
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a regulated investment company;
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a life insurance company;
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a tax-exempt organization;
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a partnership;
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an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
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a person that owns the notes as a hedge or that is hedged against interest rate risks;
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a person that owns the notes as part of a straddle or conversion transaction for tax purposes; or
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a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of notes and you are:

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a citizen or resident of the United States;
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a domestic corporation;
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an estate whose income is subject to U.S. federal income tax regardless of its source; or
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a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this section does not apply to you and you should refer to “— Non-United States Holders” below.

Your notes will be treated as debt instruments subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes. Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for your notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes (the “comparable yield”) and then determining as of the issue date a payment schedule that would produce the comparable yield. These rules will generally have the effect of requiring you to include amounts in income in respect of your notes in excess of the interest payments.

We have determined that the comparable yield for the notes is equal to 4.07% per annum, compounded semi-annually. We have determined that the projected payment schedule consists of the semi-annual interest payments and a projected payment at maturity (excluding the final semi-annual interest payment) of $1,211.95 based on an investment of $1,100 per $1,000 principal amount of notes.

Based on this comparable yield, if you are an initial holder that holds a note until maturity and you pay your taxes on a calendar year basis, we have determined that you would be required to report the following amounts as ordinary income, not taking into account any positive or negative adjustments you may be required to take into account based on the actual payments on the notes, from the note each year:

Accrual Period	Interest Deemed to Accrue During Accrual Period (per $1,000 note)	Total Interest Deemed to Have Accrued from Original Issue Date (per $1,000 note) as of End of Accrual Period
September 25, 2025 through December 31, 2025	$12.06	$12.06
January 1, 2026 through December 31, 2026	$46.16	$58.22
January 1, 2027 through December 31, 2027	$47.66	$105.88
January 1, 2028 through September 25, 2028	$36.07	$141.95

You are required to use the comparable yield and projected payment schedule that we compute in determining your interest accruals in respect of your notes, unless you timely disclose and justify on your U.S. federal income tax return the use of a different comparable yield and projected payment schedule.

The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of your notes, and we make no representation regarding the amount of contingent payments with respect to your notes.

If you purchase your notes at a price other than their adjusted issue price determined for tax purposes, you must determine the extent to which the difference between the price you paid for your notes and their adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and reasonably allocate the difference accordingly. The adjusted issue price of your notes will equal your notes’ original issue price plus any interest deemed to be accrued on your notes (under the rules governing contingent payment debt instruments) as of the time you purchase your notes, decreased by the amount of any noncontingent payments made with respect to the notes. The original issue price of your notes will be the first price at which a substantial amount of the notes is sold to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. Therefore, you may be required to make the adjustments described above even if you purchase your notes in the initial offering if you purchase your notes at a price other than the issue price.

If the adjusted issue price of your notes is greater than the price you paid for your notes, you must make positive adjustments increasing (i) the amount of interest that you would otherwise accrue and include in income each year, and (ii) the amount of ordinary income (or decreasing the amount of ordinary loss) recognized upon maturity by the amounts allocated under the previous paragraph to each of interest and the projected payment schedule; if the adjusted issue price of your notes is less than the price you paid for your notes, you must make negative adjustments, decreasing (i) the amount of interest that you must include in income each year, and (ii) the amount of ordinary income (or increasing the amount of ordinary loss) recognized upon maturity by the amounts allocated under the previous paragraph to each of interest and the projected payment schedule. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of notes at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

You will recognize gain or loss upon the sale, exchange or maturity of your notes in an amount equal to the difference, if any, between the cash amount you receive at such time and your adjusted basis in your notes. In general, your adjusted basis in your notes will equal the amount you paid for your notes, increased by the amount of interest you previously accrued with respect to your notes (in accordance with the comparable yield and the projected payment schedule for your notes), decreased by the amount of any noncontingent payment made to you with respect to your notes and increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make if you purchase your notes at a price other than the adjusted issue price determined for tax purposes.

Any gain you recognize upon the sale, exchange or maturity of your notes will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and, thereafter, capital loss. If you are a noncorporate holder, you would generally be able to use such ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.

Non-United States Holders

If you are a non-United States holder, please see the discussion under “United States Taxation — Taxation of Debt Securities — Non-United States Holders” in the accompanying prospectus for a description of the tax consequences relevant to you. You are a non-United States holder if you are the beneficial owner of the notes and are, for U.S. federal income tax purposes:

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a nonresident alien individual;
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a foreign corporation; or
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an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.

The Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of interest payments and amounts you receive upon the sale, exchange or maturity of your notes, could be collected via withholding. If these regulations were to apply to the notes, we may be required to withhold such taxes if any U.S.-source dividends are paid on the index stock during the term of the notes. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to any interest payment or the maturity of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2027, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017. In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations). We have determined that, as of the issue date of your notes, your notes will not be subject to withholding under these rules. In certain limited circumstances, however, you should be aware that it is possible for non-United States holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required. You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to the FATCA withholding rules.

Employee Retirement Income Security Act

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the offered notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal

Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions include: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90‑1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a nonexempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person's acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and neither The Goldman Sachs Group, Inc. nor any of its affiliates has provided investment advice in connection with such person’s acquisition, disposition or holding of the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh plan) and propose to invest in the notes, you should consult your legal counsel.

Supplemental Plan of Distribution

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this prospectus supplement.

In the future, GS&Co. or other affiliates of GS Finance Corp. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $15,000. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

We will deliver the notes against payment therefor in New York, New York on September 25, 2025. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to one business day before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

The notes may not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). Consequently no key information document required by Regulation (EU) No 1286/2014 (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. For the purposes of this provision:

(a) the expression “retail investor” means a person who is one (or more) of the following:

(i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii) a customer within the meaning of Directive (EU) 2016/97 where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii) not a qualified investor as defined in Regulation (EU) 2017/1129; and

(b) the expression an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

The notes may not be offered, sold or otherwise made available to any retail investor in the United Kingdom. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the "UK PRIIPs Regulation") for offering or selling the notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation. For the purposes of this provision:

(a) the expression “retail investor” means a person who is one (or more) of the following:

(i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or

(ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000, as amended (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA;

(iii) or not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA; and

(b) the expression an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to GS Finance Corp. or The Goldman Sachs Group, Inc.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the notes in, from or otherwise involving the United Kingdom.

The notes may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance; and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder.

This prospectus supplement, along with the accompanying prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, along with the accompanying prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for six months after that corporation has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The notes may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

The notes are not offered, sold or advertised, directly or indirectly, in, into or from Switzerland on the basis of a public offering and will not be listed on the SIX Swiss Exchange or any other offering or regulated trading facility in Switzerland. Accordingly, neither this prospectus supplement nor any accompanying prospectus supplement, prospectus or other marketing material constitute a prospectus as defined in article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus as defined in article 32 of the Listing Rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland. Any resales of the notes by the underwriters thereof may only be undertaken on a private basis to selected individual investors in compliance with Swiss law. This prospectus supplement and accompanying prospectus and prospectus supplement may not be copied, reproduced, distributed or passed on to others or otherwise made available in Switzerland without our prior written consent. By accepting this prospectus supplement and accompanying prospectus and prospectus supplement or by subscribing to the notes, investors are deemed to have acknowledged and agreed to abide by these restrictions. Investors are advised to consult with their financial, legal or tax advisers before investing in the notes.

Conflicts of Interest

GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

VALIDITY OF THE NOTES AND GUARANTEE

In the opinion of Sidley Austin llp, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the notes offered by this prospectus supplement have been executed and issued by GS Finance Corp., such notes have been authenticated by the trustee pursuant to the indenture, and such notes have been delivered against payment as contemplated herein, (a) such notes will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) the guarantee with respect to such notes will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated January 27, 2025, which has been filed as Exhibit 5.6 to the registration statement on Form S-3 filed with the Securities and Exchange Commission by GS Finance Corp. and The Goldman Sachs Group, Inc. on January 27, 2025.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

		$220,000,000 GS Finance Corp. Fixed Rate Equity-Linked Notes due 2028 guaranteed by The Goldman Sachs Group, Inc. ____________ ____________ Goldman Sachs & Co. LLC
TABLE OF CONTENTS
	Pages
Summary Information	S-3
Hypothetical Examples	S-7
Additional Risk Factors Specific to Your Notes	S-11
Specific Terms of Your Notes	S-20
Use of Proceeds	S-33
Hedging	S-33
The Index Stock	S-34
Supplemental Discussion of U.S. Federal Income Tax Consequences	S-36
Employee Retirement Security Act	S-38
Supplemental Plan of Distribution	S-39
Conflicts of Interest	S-42
Validity of the Notes and Guarantee	S-43

Prospectus Supplement dated February 14, 2025
Use of Proceeds	S-2
Description of Notes We May Offer	S-3
Considerations Relating to Indexed Notes	S-11
United States Taxation	S-14
Employee Retirement Income Security Act	S-15
Supplemental Plan of Distribution	S-16
Validity of the Notes and Guarantees	S-18
Prospectus dated February 14, 2025
Available Information	2
Prospectus Summary	4
Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements	9
Use of Proceeds	14
Description of Debt Securities We May Offer	15
Description of Warrants We May Offer	68
Description of Units We May Offer	86
GS Finance Corp.	91
Legal Ownership and Book-Entry Issuance	93
Considerations Relating to Floating Rate Securities	99
Considerations Relating to Indexed Securities	101
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	102
United States Taxation	105
Plan of Distribution	123
Conflicts of Interest	127
Employee Retirement Income Security Act	128
Validity of the Securities and Guarantees	129
Independent Registered Public Accounting Firm	130
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	130